Exhibit 10.3

AGREEMENT ON TERMS AND CONDITIONS OF STOCK AWARD

(Employee Restricted Stock Award)

By checking the box next to “I have read the documents” and clicking the “I ACCEPT” button, you are acknowledging and agreeing to all of the terms, conditions and restrictions set forth in this AGREEMENT ON TERMS AND CONDITIONS OF STOCK AWARD (this “Agreement”), which is made as of the Award Date (as such term is used on your Computershare [_____] page), by and between Shiloh Industries, Inc., a Delaware corporation (the “Company”), and you (the “Grantee”).

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2016 Equity and Incentive Compensation Plan (the “Plan”).

2.Grant of Restricted Shares. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Grantee as of the Award Date (the “Date of Grant”) an amount of shares of Company common stock listed next to the “Total Granted” term set forth on Grantee’s Computershare [_____] page (the “Restricted Shares”) in accordance with the terms and conditions of this Agreement.

3.Restrictions on Transfer of Restricted Shares. Subject to Section 15 of the Plan, the Restricted Shares shall not be transferable prior to Vesting (as defined below) pursuant to Section 4 hereof other than by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares.

4.Vesting of Restricted Shares.

(a.)
The Restricted Shares covered by this Agreement shall become nonforfeitable (“Vest” or similar terms) in substantially equal installments on each of the [_____] anniversaries of the Date of Grant, conditioned upon the Grantee’s continuous employment with the Company or a Subsidiary through each such date (the period from the Date of Grant until the [_____] anniversary of the Date of Grant, the “Vesting Period”). Any Restricted Shares that do not so Vest will be forfeited, including, except as provided in Section 4(b) or Section 4(c) below, if the Grantee ceases to be continuously employed by the Company or a Subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any termination of the Grantee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b.)
Notwithstanding Section 4(a) above, the Restricted Shares shall Vest upon the occurrence of any of the following events at a time when the Restricted Shares have not been forfeited (to the extent the Restricted Shares have not previously become Vested) in the following manner:

(i)	all of the Restricted Shares shall Vest if the Grantee should die prior to the end of the Vesting Period while the Grantee is continuously employed by the Company or any of its Subsidiaries;

(ii)
if the Grantee should Retire or become Disabled prior to the end of the Vesting Period while the Grantee is continuously employed by the Company or any of its Subsidiaries, the Restricted Shares shall continue to Vest following such Retirement or Disability to the extent that the Restricted Shares would have Vested had the Grantee remained continuously employed by the Company or a Subsidiary through the end of the Vesting Period or the occurrence of a circumstance referenced in Section 4(b)(i) or Section 4(b)(iii), whichever occurs first.

(iii)	in the event of a Change in Control that occurs prior to the end of the Vesting Period, the Restricted Shares shall become Vested and payable in accordance with Section 4(c) below

(c.)
(i) Notwithstanding Section 4(a) above, if at any time before the end of the Vesting Period or forfeiture of the Restricted Shares, and while the Grantee is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then all of the Restricted Shares will become Vested, except to the extent that a Replacement Award is provided to the Grantee in accordance with Section 4(c)(ii) to continue, replace or assume the Restricted Shares covered by this Agreement (the “Replaced Award").

(ii) For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (e.g., time-based restricted shares) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 4(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii) If, after receiving a Replacement Award, the Grantee experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Grantee for Good Reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall immediately Vest.

(d.)	For purposes of this Agreement, the following definitions apply:

(i)
“Cause” shall mean any of the following: (A) a material breach by the Grantee of any agreement then in effect between the Grantee and the Successor; (B) the Grantee’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof; (C) any material violation or breach by the Grantee of the Company's Code of Business Conduct and Ethics as in effect immediately prior to the Change in Control, as determined by the Board (or the board of directors of the Successor); or (D) the Grantee’s willful and continued failure to substantially perform the duties associated with the Grantee’s position (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness), which failure has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Grantee by the Board (or the board of directors of the Successor), which demand specifically identifies the manner in which the Board (or the board of directors of the Successor) believes that the Grantee has not substantially performed his duties.

(ii)
“Disabled,” or similar terms, shall mean (A) the Grantee is unable to engage in any substantial gainful activity due to medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, or (B) due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than 12 months, the Grantee has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.

(iii)
“Good Reason” shall mean (A) a material and permanent diminution in the Grantee’s duties or responsibilities; (B) a material reduction in the aggregate value of base salary and bonus opportunity provided to the Grantee by the Successor; or (C) a permanent reassignment of the Grantee to another primary office more than 50 miles from the current office location. The Grantee must notify the Successor of the Grantee’s intention to invoke termination for Good Reason within 90 days after the Grantee has knowledge of such event and provide the Successor 30 days’ opportunity for cure, or such event shall not constitute Good Reason. The Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.

(iv)
“Retirement,” or similar terms, shall mean termination of employment with the Company or a Subsidiary, other than by the Company or a Subsidiary for Cause, after the attainment of age 60 with at least 10 years of service with the Company or a Subsidiary.

5.Rights as a Shareholder. The Grantee shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive all dividends paid thereon; provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend or other distribution shall be subject to the same restrictions as the Restricted Shares covered by this Agreement.

6.Retention of Stock Certificates by Company. The Restricted Shares will be issued either (a) in certificate form or (b) in book entry form, registered in the name of the Grantee, with legends or notations as applicable, referring to the terms, conditions, and restrictions set forth in this Agreement. Certificates representing the Restricted Shares, if any, will be held in custody by the Company together with a stock power endorsed in blank by the Grantee with respect thereto, until those Restricted Shares have Vested in accordance with Section 4.

7.Adjustments. The number of Restricted Shares subject to this Agreement and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

8.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the issuance or Vesting of the Restricted Shares, or any other payment to the Grantee or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, the Grantee shall pay such taxes or make arrangements satisfactory to the Company for payment of such taxes. The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Restricted Shares or by delivering to the Company other Common Shares held by the Grantee. If such election is made, the shares so retained or delivered shall be credited against such withholding requirement at the market value of such Common Shares on the date of such delivery. In no event will the market value of the Common Shares to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.

9.Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10.Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).

11.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

12.No Right to Future Awards or Employment. The grant of the Restricted Shares under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Restricted Shares and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

13.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

14.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

15.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

17.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Shares and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

20.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

21.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.